Exhibit 5.2

October 6, 2022

Darden Restaurants, Inc.
1000 Darden Center Drive
Orlando, Florida 32837

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

I am Senior Vice President, Division General Counsel - Securities and Finance of Darden Restaurants, Inc., a Florida corporation (the “Company”), and in such capacity I am familiar with a Registration Statement on Form S-3 (the “Registration Statement”) relating to the offer and sale by the Company from time to time of an indeterminate amount of its debt securities (the “Debt Securities”) and an indeterminate amount of equity Securities (“Common Stock.”)

For purposes of this opinion I have examined the following:

(1)the Articles of Incorporation, as amended, of the Company (the “Articles of Incorporation”);

(2)the Bylaws, as amended, of the Company (the “Bylaws”);

(3)resolutions of the Board of Directors of the Company adopted at a meeting held on September 21, 2022 (the “Resolutions”);

(4)the Indenture dated as of January 1, 1996 between the Company and Computershare Trust Company, National Association, as successor Trustee (the “Base Indenture”);

(5)the First Supplemental Indenture dated as of February 20, 2018 to the Indenture dated as of January 1, 1996, between the Company and Computershare Trust Company, National Association, as successor Trustee (the “Supplemental Indenture”, and together with the Base Indenture, the “Indenture” ); and

(6)the Registration Statement, including the prospectus included therein (the “Prospectus”), which provides that it will be supplemented in the future by one or more supplements to the Prospectus.

I have also examined such other documents and reviewed such questions of law as I have considered necessary and appropriate for the purposes of my opinions set forth below. In rendering my opinions, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to my opinions, I have relied upon certificates of officers of the Company and of public officials.

I am certified as an Authorized House Counsel to provide legal services in the State of Florida on behalf of Darden Restaurants, Inc. and its subsidiaries only, and do not purport to be an expert on any other laws other than the laws of the United States and the State of Florida and this opinion is rendered only with respect to such laws.

Based on the foregoing, I am of the opinion that:

1.The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida.

2.Upon (i) due authorization by the Company of the issuance and sale of shares of Common Stock and (ii) the issuance and delivery of such shares of Common Stock in accordance with the applicable underwriting agreement upon payment of the consideration provided for therein, such shares of Common Stock will be validly issued, fully paid and non-assessable.

3.The Company has the corporate power to execute, deliver and perform its obligations under the Indenture and the Debt Securities.

4.When a particular series of Debt Securities has been duly established, executed and delivered in accordance with the terms of the Resolutions or other proper action of the Board of Directors of the Company duly authorizing the Debt Securities and the Indenture consistent with the procedures and terms described in the Registration Statement and in accordance with the Articles of Incorporation and applicable Florida law, such Debt Securities will have been duly authorized by all requisite corporate action and duly executed and delivered by the Company.

The opinions set forth above are subject to the following qualifications and exceptions:

(1)I have assumed that, at the time of the issuance and sale of the Common Stock, there will not have occurred any change in the Company’s Articles of Incorporation or Bylaws or in the law affecting the issuance and sale of Common Stock.

(2)I have assumed that, at the time of the authentication and delivery of a series of Debt Securities, the Indenture will not have been modified or rescinded.

(3)I have assumed that, at the time of the authentication and delivery of a series of Debt Securities, there will not have occurred any change in the Company’s Articles of Incorporation or Bylaws or in the law affecting the authorization, execution and delivery, of the Indenture or the Debt Securities.

(4)My opinions expressed above are limited to the laws of the State of Florida.

I hereby consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Validity of the Offered Securities” contained in the Prospectus. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Anthony G. Morrow

                        Authorized House Counsel,
                                Member of the State Bar of Michigan only